Exhibit 4

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 12, 2020, is entered into by and among Mr. Wenming Zhang, a PRC citizen with an identification number of [REDACTED] (“Shareholder”), HUYA Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Huya”), Nectarine Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Tencent”) and, solely for purposes of Section 4(b), DouYu International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“DouYu”).

WHEREAS, contemporaneously with the execution of this Agreement, Huya, Tiger Company Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Huya (“Merger Sub”), DouYu, and, solely for the limited purposes set forth therein, Tencent, are entering into an Agreement and Plan of Merger (as modified or amended, the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into DouYu (the “Merger”); and

WHEREAS, as a condition of and inducement to Huya’s, Tencent’s and Merger Sub’s willingness to enter into the Merger Agreement, Huya, Tencent and Merger Sub have required that Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in this Section 1.

“Acquisition Proposal” has the meaning set forth in the Merger Agreement.

“Additional Owned Shares” means all Ordinary Shares and any other equity securities of DouYu that are beneficially owned by Shareholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that DouYu shall be deemed not to be an Affiliate of Shareholder for purpose of this Agreement.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in the Merger Agreement.

“Cayman Companies Law” means the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised).

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Disclosed Owned Shares” has the meaning assigned thereto in Section 5(a) hereof.

“DouYu Shareholders Meeting” has the meaning assigned thereto in Section 2 hereof.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” has the meaning set forth in the Merger Agreement.

“Liens” has the meaning assigned thereto in Section 5(a) hereof.

“Ordinary Share” means the ordinary share, par value US$0.0001 per share, of DouYu.

“Owned Shares” means all Ordinary Shares and any other equity securities of DouYu that are beneficially owned by Shareholder or any of its Affiliates as of the date hereof.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Representatives” has the meaning assigned thereto in Section 3(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Term” has the meaning assigned thereto in Section 6 hereof.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Shareholder Vote. Shareholder shall, at any meeting of the DouYu Shareholders, or any adjournment or postponement thereof, or any other occasion where a vote, consent or other approval (including by written consent) of the DouYu Shareholders is sought relating to the Merger Agreement and the transactions contemplated thereby, including the Merger (each such meeting, adjournment, postponement or occasion, however called, a “DouYu Shareholders Meeting”), (i) appear at such DouYu Shareholders Meeting or otherwise cause its representative(s) to appear at such DouYu Shareholders Meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote, or cause to be voted, or provide written consent with respect to, all Covered Shares as of the record date for such meeting, (1) in favor of the approval of the Merger Agreement, the terms and conditions thereof and the transactions contemplated thereby, including the Merger, the approval of the execution and delivery by DouYu of the Merger Agreement, and the approval of any actions required in furtherance of the Merger Agreement and the transactions contemplated thereby, including the Merger, (2) against any transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or in competition or inconsistent with the transactions contemplated by the Merger Agreement, including the Merger, (3) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to (A) materially impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by the Merger Agreement, including the Merger, (B) result in a breach of any representation, warranty, covenant or any other obligation or agreement by DouYu under the Merger Agreement, or (C) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, (4) in favor of any adjournment or postponement of such DouYu Shareholders Meeting at which any of the matters described in clauses (1) through (3) of this Section 2 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Huya, and (5) in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement, including the Merger.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Shareholder shall not (i) offer to Transfer, Transfer, cause to be Transferred or consent to any Transfer of any or all of the Covered Shares or any interest therein without the prior written consent of Huya and Tencent, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all Covered Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b) Non-Solicitation. Shareholder hereby agrees that Shareholder shall not, and shall cause its Affiliates, representatives and agents (including its investment bankers, attorneys and accountants) (collectively, its “Representatives”) not to, directly or indirectly, (i) encourage, solicit, initiate, endorse or induce in any way the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of DouYu or any of its Subsidiaries to, or enter into any agreement with, any person (other than Huya, Tencent or Merger Sub or any of their respective Representatives) relating to any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, or (iii) otherwise cooperate with or participate in, or assist or facilitate or take any action that could reasonably be expected to assist or facilitate, any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, or any discussions or negotiations in relation thereto. Shareholder shall immediately cease any existing activities, actions, discussions or negotiations conducted heretofore with respect to any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal. Shareholder shall immediately communicate to Huya and Tencent the terms of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal and the identity of the person making such inquiry, proposal, offer, effort or attempt. Shareholder shall keep Huya and Tencent fully informed, on a current basis, of the status and terms of any such inquiry, proposal, offer, effort or attempt. Any violation of the foregoing restrictions by Shareholder or any of its Representatives shall be deemed to be a material breach of this Agreement by Shareholder.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of DouYu affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of DouYu by Shareholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of DouYu issued to or acquired by Shareholder or any of its Affiliates.

(b) Stop Transfer; Legends. In furtherance of this Agreement, Shareholder hereby authorizes and instructs DouYu (including through DouYu’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares, except for any Transfer contemplated by this Agreement and the Merger Agreement. DouYu agrees that as promptly as practicable after the date of this Agreement it shall make a notation on its records and give instructions to the transfer agent for the Covered Shares not to permit, during the term of this Agreement, the Transfer of the Covered Shares, other than any Transfer contemplated by this Agreement and the Merger Agreement. DouYu agrees that, following the termination of this Agreement, DouYu shall cause any stop transfer instructions imposed pursuant to this Section 4(b) to be lifted.

(c) Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) waives and agrees not to assert or exercise any rights of appraisal or rights to dissent from the Merger that Shareholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Huya, Tencent, Merger Sub, DouYu or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of DouYu in connection with the Merger Agreement or the transactions contemplated thereby.

(d) Communications. Unless required by applicable law, Shareholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of DouYu, Huya, Tencent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Huya and Tencent. Shareholder hereby (i) consents to and authorizes the publication and disclosure by Huya and/or Tencent of Shareholder’s identity and holding of Covered Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, and any other information that Huya and/or Tencent reasonably determines to be necessary or desirable in any press release or any registration statement, filing, report or other disclosure document (“Disclosure Document”) in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Huya and Tencent of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such Disclosure Document.

(e) Additional Owned Shares. Shareholder hereby agrees to notify Huya and Tencent promptly in writing of the number and description of any Additional Owned Shares.

5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Huya and Tencent as follows:

(a) Title. Shareholder is the sole record and beneficial owner of the Ordinary Shares set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all of the capital stock and any other equity securities of DouYu owned of record or beneficially by Shareholder and its Affiliates on the date hereof and neither Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Ordinary Shares or any other equity securities of DouYu or any securities convertible into or exchangeable or exercisable for Ordinary Shares or such other equity securities, in each case other than the Disclosed Owned Shares. Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Owned Shares (other than as created by this Agreement) (collectively, “Liens”).

(b) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Shareholder are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery hereof by Huya and Tencent, constitutes a valid, legal and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). If Shareholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid, legal and binding obligation of, Shareholder’s spouse, enforceable against Shareholder’s spouse in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Consents and Approvals; No Violations. Except for such filings and approvals as may be required by any federal securities laws, including compliance with any applicable requirements of the Securities Act and the Exchange Act and compliance with the rules and regulations of The NASDAQ Global Select Market, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Shareholder of this Agreement or the consummation by Shareholder of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated hereby will not, constitute or result in (i) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which Shareholder or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (ii) violate any law or judgment applicable to Shareholder or any of its Subsidiaries or any of their respective properties or assets, or (iii) render any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation to become applicable to the Merger or the other transactions contemplated by the Merger Agreement, in each case, except for any conflict, breach, default or violation described above which would not adversely affect the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(d) Legal Proceedings. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against Shareholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the validity of this Agreement or the ability of Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(e) No Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.

(f) Receipt; Reliance. Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Huya, Tencent and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

6. Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Huya, Tencent and Shareholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) this Section 6 and Section 8 shall survive any termination of this Agreement.

7. No Limitation. Nothing in this Agreement shall be construed to prohibit Shareholder or any of Shareholder’s Representatives who is an officer or member of the board of directors of DouYu from taking any action solely in his or her capacity as an officer or member of the board of directors of DouYu or from taking any action with respect to any Acquisition Proposal as an officer or member of such board of directors.

8. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) and the Share Transfer Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the foregoing, Shareholder shall execute and deliver to Huya and Tencent and any of their respective designees any additional proxies, including with respect to Additional Owned Shares, reasonably requested by Huya or Tencent in furtherance of this Agreement.

(c) No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger of consolidation) or otherwise without the prior written consent of Shareholder (in the case of any assignment by Huya or Tencent) or Huya and Tencent (in the case of an assignment by Shareholder or DouYu); provided that each of Huya and Tencent may assign their respective rights and obligations hereunder to any of their respective wholly owned Subsidiaries (including, in the case of Huya, Merger Sub), but no such assignment shall relieve Huya or Tencent of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void.

(d) Binding Successors. Without limiting any other rights Huya or Tencent may have hereunder in respect of any Transfer of the Covered Shares, Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Shareholder and its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(e) Amendments. Neither this Agreement nor any term hereof may be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of Huya, Tencent and Shareholder; provided that DouYu’s consent, not to be unreasonably withheld, shall be required for any amendment to Section 4(b) that adversely impacts DouYu’s obligations thereunder.

(f) Notice. All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or sent if delivered in person, (ii) on the next Business Day in the place of receipt if transmitted by overnight courier service providing proof of delivery, or (iii) on the date delivered if sent by email or facsimile transmission prior to 5:00 p.m. local time in the place of receipt (if thereafter then the next Business Day) (provided, that confirmation of email receipt or facsimile transmission is obtained), in each case, as follows (or to such other persons or addressees as may be designated in writing by the party to receive such notice):

If to Shareholder:

At the address and email set forth on Schedule I hereto.

If to Huya:

HUYA Inc.

Building A3, E-Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

Attention: Catherine Xiaozheng Liu

Email: ir@huya.com

Copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Jing An Kerry Center, Tower 2

No.1539 Nanjing West Road

Shanghai, China 200042

Attention: Haiping Li

Email: haiping.li@skadden.com

If to Tencent

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

Copies to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District, Shenzhen

P.R. China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Qiuning (Frank) Sun

                 Benjamin Su

Facsimile: +852.2912.2600

Email: frank.sun@lw.com

            benjamin.su@lw.com

If to DouYu:

DouYu International Holdings Limited

20/F, Building A, New Development International Center,

No. 473 Guanshan Avenue,

Hongshan District, Wuhan, Hubei Province,

People’s Republic of China

Attention: Mingming Su

Email: [REDACTED]

Copy to:

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue

Chaoyang District, Beijing

People’s Republic of China

Attention: Howard Zhang

                 He Li

Facsimile: +86-10-8567-5157

Email: howard.zhang@davispolk.com

            li.he@davispolk.com

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought. The failure or delay of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction.

(l) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in. accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Shareholder, and one arbitrator shall be appointed by the Huya. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the Shareholder and Huya. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

(m) Specific Performance. Huya, Tencent and Shareholder agree that irreparable damage, for which monetary damages would not be an adequate remedy or readily ascertainable, would occur in the event that any of the provisions of this Agreement were not performed by Shareholder in accordance with their specific terms or were otherwise breached by Shareholder. Subject to the preceding sentence, it is accordingly agreed that each of Huya and Tencent shall be entitled to an injunction or injunctions or such other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Neither Huya nor Tencent shall be required to provide any bond or other security in connection with an injunction or injunctions or other equitable relief sought in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(n) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(o) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Huya or Tencent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Huya and Tencent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of DouYu or exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature page follows.]

HUYA Inc.

By:	/s/ Rongjie Dong
Name: Rongjie Dong
Title: Director

[Signature page to Voting Agreement]

Nectarine Investment Limited

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

[Signature page to Voting Agreement]

/s/ Wenming Zhang
Name: Wenming Zhang

[Signature page to Voting Agreement]

Solely for purpose of Section 4(b)

DouYu International Holdings Limited

By:	/s/ Zhaoming Chen
Name: Zhaoming Chen
Title: Chairman of Special Committee

[Signature page to Voting Agreement]

SCHEDULE I

Name and Contact Information for Shareholder	Number of Ordinary Shares Beneficially Owned
Attention: Wenming Zhang Address: [REDACTED] Email: [REDACTED]	651,239